Exhibit 5.1

August 18, 2009

Conmed Healthcare Management, Inc.
7250 Parkway Drive, Suite 400
Hanover, Maryland 21076

Re:	Conmed Healthcare Management, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,350,000 shares (as well as any additional shares that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions) (the “Shares”) of the Company’s common stock, par value $0.0001 per share, which may be issued pursuant to the Company’s 2007 Stock Option Plan (as the same may be further amended from time to time, the “Plan”).

In rendering this opinion, we have examined copies of the following documents (collectively, the “Transaction Documents”):

A.	the Registration Statement,

B.	the Plan, and

C.	the Certificate of Incorporation and Amended and Restated By-laws of the Company.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate.  As to various questions of fact material to this opinion, we have relied upon the representations and warranties of the Company contained in the Transaction Documents and upon the statements, representations and certificates of officers or representatives of the Company, public officials and others.  We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance thereof and payment therefor in accordance with the terms stated in the Plan or in the award agreements entered into pursuant thereto, will be validly issued, fully paid and non-assessable.

We express no opinion as to any laws other than the General Corporation Law of the State of Delaware and the Securities Act (the “Relevant Laws”).  The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative or administrative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP
Kramer Levin Naftalis & Frankel LLP